Code of Ethics

Most Recent Amendment Date: JUNE 2015

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their Clients. Investment advisers are trusted to represent Clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

●	The adviser’s fiduciary duty to its Clients;

●	Compliance with all applicable Federal Securities Laws;

●	Reporting and review of personal Securities transactions and holdings;

●	Reporting of violations of the code; and

●	The provision of the code to all supervised persons.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, BA, LLC and its Supervised Persons must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics. All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) BA, LLC to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Supervised Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Supervised Persons. You must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the services of BA, LLC, and engaging in other professional activities.

We expect all Supervised Persons to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, BA, LLC must act in its Clients’ best interests. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Supervised Persons are generally expected to discuss any perceived risks, or concerns about the business practices of BA, LLC, with their direct supervisor. However, if a Supervised Person is uncomfortable

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discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations of the Code

Supervised Persons must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, BA, LLC will protect the identity of a Supervised Person who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potential violation.

Retaliation against any Supervised Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject a Supervised Person to civil, regulatory or criminal sanctions. No Supervised Person will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against him or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

BA, LLC will distribute this Manual, which contains the Company’s Code of Ethics. Upon its adoption to each Supervised Person by BA, LLC and upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Supervised Persons must acknowledge that they have received, read, understood, and agree to comply with the policies and procedures described in this Manual, including this Code of Ethics. Please complete the attached Compliance Manual Acknowledgement Form and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the Manual. The CCO will use the attached Code of Ethics Acknowledgement Log to track Supervised Persons’ Code of Ethics acknowledgements.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including BA, LLC, Supervised Persons, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for BA, LLC, its Supervised Persons, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

BA, LLC’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Supervised Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve BA, LLC and/or its Supervised Persons on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of BA, LLC and its Supervised Persons. If a Supervised Person believes that a conflict of interest has not

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been identified or appropriately addressed, that Supervised Person should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Supervised Persons should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

It may sometimes be beneficial for BA, LLC to be able to retroactively demonstrate that it carefully considered particular conflicts of interest. The CCO may use the attached Conflicts of Interest Log to document the Company’s assessment of, and response to, such conflicts.

Personal Securities Transactions

BA, LLC does not place securities orders for its clients other than related to real estate, and as a result, this provision of the manual is not normally applicable to BA, LLC. If however an Access person does place such orders, the Supervised Person trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Supervised Person’s ability to fulfill daily job responsibilities.

Accounts Covered by the Policies and Procedures

BA, LLC’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Access Persons have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Persons does not have any direct or indirect influence or control over the accounts. Supervised Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

BA, LLC requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

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●	Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by BA, LLC or an affiliate;

●	Interests in 529 college savings plans; and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by BA, LLC or an affiliate.

Exchange-traded funds or ETFs are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in BA, LLC’s Personal Securities Transactions policy.

Pre-clearance Procedures

Access persons must have written clearance for all transactions involving IPOs or Private Placements before completing the transactions. BA, LLC may disapprove any proposed transaction, if the transaction appears to pose a conflict of interest or otherwise appears improper.

Access persons must use the attached Pre-clearance Form to seek pre-clearance. All pre-clearance requests must be submitted to the CCO or designee. The CCO will use the attached Trading Preclearance Request Log to track pre-clearance requests.

Reporting

BA, LLC must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Access persons must report all Reportable Securities transactions in accounts in which they have a beneficial interest. Access persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO or designee within 30 days of the end of each calendar quarter.

You may utilize the attached Quarterly Reporting Forms to fulfill your quarterly reporting obligations. Alternately, you may use the attached Letter to a Broker-Dealer to instruct the institution hosting your account to send the CCO or designee duplicate account statements. The CCO or designee must receive all such statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Forms.

If you did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Forms. These forms should be signed, dated, and submitted to the CCO or designee within 30 days of the end of each calendar quarter.

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Initial and Annual Holdings Reports

Access Persons must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO or designee on or before February 14th of each year, and within 10 days of an individual first becoming a Supervised Person. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person. Initial and annual holdings reports should be submitted using the attached Periodic Holdings Reporting Forms.

The accounts section of the Periodic Holdings Reporting Form must be completed for all accounts that hold any Securities, including accounts that do not hold any Reportable Securities, as well as accounts for which individual holdings have been separately disclosed to the CCO or designee.

In lieu of completing the Reportable Securities section of the Periodic Holdings Reporting Form you may submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above. Any Reportable Securities not appearing on an attached account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form.

If you do not have any holdings and/or accounts to report, this should be indicated on the Periodic Holdings Reporting Form. Both sections of the form should be marked “N/A,” signed, dated, and submitted to the CCO or designee within 10 days of becoming an Access Person and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

●	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

●	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO or designee who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

BA, LLC’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Access Person’s personal trading activities. Accordingly, the CCO or designee will closely monitor Access persons’ investment patterns to detect the following potentially abusive behavior:

●	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;

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●	Trading opposite of Client trades;

●	Trading ahead of Clients; and

●	Trading that appears to be based on Material Non-Public Information.

The CCO or designee will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Supervised Person trading with Clients’ trades as necessary. Upon review, the CCO or designee will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal. The CCO will use the attached PST Disclosure Log to track Supervised Persons’ personal trading disclosures.

The BA, LLC President or Chief Operating Officer will monitor the CCO’s personal Securities transactions to the extent that they are compliant with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

BA, LLC will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for Code of Ethics should be directed to the BA, LLC President or Chief Operating Officer.

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Attachment – Compliance Manual Acknowledgement Form

By signing below, I certify that I have received, read, understood, abided by, and will continue to abide by BA, LLC’s Compliance Manual, which includes BA, LLC’s Code of Ethics. I understand that any questions about BA, LLC’s Manual (including the Code) should be directed to the CCO.

Print Name:

Signature:

Date:

Note: All Supervised Persons must also complete and submit the Annual Compliance Questionnaire Supplement that begins on the following page.

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Initial: ______________
Date: _______________

Annual Compliance Questionnaire Supplement

Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

Question		Yes	No
1.	Are you or any members of your immediate family employed by a financial services company or a company that provides products or services to BA, LLC?
2.	Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?
3.	Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to BA, LLC?
4.	Do you or any members of your immediate family serve as trustee, executor, or in a similar capacity for any Investor?
5.	Do you or any members of your immediate family have any other business or personal relationship with any Investor?
6.	Are you or any members of your immediate family employed by any government?
7.	Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not-for-profit organizations)?
8.	Are you aware of any conflicts of interest that have not already been disclosed to the CCO involving BA, LLC, you or your immediate family members and any Investor?
9.	Have you complied with BA, LLC’s requirements regarding the disclosure and approval of outside business activities?
10.	Have you reported all of the political contributions that you made in the past two years?
11.	In the past ten years, have you been convicted of or plead guilty or no contest in a domestic, foreign, or military court to any:

● Felony

● Misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

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Initial: ______________
Date: _______________

Question			Yes	No
12.	Are any felony or misdemeanor charges, as described above, currently pending?
13.	In the past ten years, has the SEC or the CFTC found you:
	●	To have made a false statement or omission?

	●	To have been involved in a violation of SEC or CFTC regulations or statutes?

	●	To have been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?
14.	In the past ten years, has the SEC or the CFTC:

	●	Entered an order against you in connection with investment-related activity?

	●	Imposed a civil money penalty on you, or ordered you to cease and desist from any activity?
15.	In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority found you or an advisory affiliate to have:

	●	Made a false statement or omission, or been dishonest, unfair, or unethical?

	●	Been involved in a violation of investment-related regulations or statutes?

	●	Been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?
16.	In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

	●	Entered an order against you in connection with an investment-related activity?

	●	Denied, suspended, or revoked your or any advisory affiliate’s registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your or any advisory affiliate’s activity?
17.	In the past ten years, has any self-regulatory organization or commodities exchange found you or an advisory affiliate to have:

	●	Made a false statement or omission?

	●	Been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?

	●	Been the cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?
18.	In the past ten years, has any self-regulatory organization or commodities exchange disciplined you by expelling or suspending you or the advisory affiliate from membership, barring or suspending you or the advisor affiliate from association with other members, or otherwise restricting your or the advisory affiliate’s activities?

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Initial: ______________
Date: _______________

Question			Yes	No
19.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?
20.	In the past ten years, has any domestic or foreign court:

	●	Enjoined you in connection with any investment-related activity?

	●	Found that you were involved in a violation of investment-related statutes or regulations?

	●	Dismissed, pursuant to a settlement agreement, an investment related civil action brought against you by a state or foreign financial regulatory authority?
21.	Are you now the subject of any proceeding that could result in a “yes” answer to any of the preceding questions?
New Supervised Persons should skip the remaining questions and explain any marks in shaded boxes below the table.
22.	During the past 12 months, have you reported all personal Securities transactions in accordance with BA, LLC’s reporting policies?
23.	During the past 12 months, have you reported gifts and entertainment in accordance with BA, LLC’s reporting policies?
24.	During the past 12 months, have you traded on or improperly transmitted any Material Non-Public Information?
25.	During the past 12 months, have you become aware of any violation of BA, LLC’s Code of Ethics that you did not disclose to the CCO?
26.	To the best of your knowledge, during the past 12 months, has BA, LLC and its Supervised Persons (including yourself) complied with the Company’s written policies and procedures regarding:

	●	Insider trading;

	●	Outside business activities;

	●	Political contributions;

	●	Identification, reporting, and resolution of complaints;

	●	Portfolio management;

	●	Proxy voting;

	●	Trading;

	●	Identification, reporting, and resolution of trade errors;

	●	Soft dollars;

	●	Security valuation;

	●	Account opening and closing;

	●	Side pockets;

	●	Anti-money laundering;

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Initial: ______________
Date: _______________

Question		Yes	No
●	Protection of Clients’ privacy;

●	Custody and safeguarding of assets;

●	Fee billing;

●	The maintenance and dissemination of disclosure documents;

●	The use of electronic communications;

●	Advertising and marketing;

●	Solicitation arrangements;

●	Media communications

●	Contingency and disaster recovery planning; and

●	The maintenance of books and records.

Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.

By signing below, I certify that I responded to the Annual Compliance Questionnaire Supplement completely and accurately.

Print Name:

Signature:

Date:

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Attachment – Conflicts of Interest Log

Actual or Apparent Conflict between:		Conflict Description	Mitigating Disclosures Summary	Mitigating Controls Summary	Date of Inclusion on the Log[1]
Party or Parties	Party or Parties

[1]	Conflicts of interest may have been recognized and appropriately addressed prior to their addition to this Conflicts log.

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Attachment – Pre-clearance Form for Private Placements and IPOs

Name of Issuer:

Type of Security:

Public Offering Date (IPOs only):

Investment Strategy (Privately offered pooled investment vehicles only):

By signing below, I certify and acknowledge the following:

1.	I have no Material Non-Public Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy, confidentiality agreements or securities laws.

2.	The investment opportunity did not arise by virtue of my activities on behalf of a Client.

3.	To the best of my knowledge, no Clients have any foreseeable interest in purchasing this Security.

4.	I have read the Code of Ethics and believe that the proposed trade fully complies with the requirements of this policy. BA, LLC reserves the right to direct me to rescind a trade even if approval is initially granted. Violation of the Code of Ethics will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

5.	Upon request, I will provide all offering materials related to the proposed investment to the CCO.

Signature:	Date: ____________

Print Name: _____________________________

Internal Use Only

Reviewer:	Approved / Disapproved	Date:

Reasons Supporting Decision:

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Attachment – Quarterly Reporting Form: Transactions

For the Quarter Ended:

Number of	Security	Type	Ticker or	Buy / Sell	Principal	Interest	Price	Date	Executed By
Shares	Name	(common	CUSIP		Amount	Rate /			(Broker-
		stock,				Maturity			Dealer or
		bond, etc.)							Bank)

I certify that this form fully discloses all transactions of Reportable Securities in which I have a beneficial interest. I understand that I am presumed to have a beneficial interest in Securities transactions of immediate family members living in the same household.

Signature:	Print Name: __________________________________ Date: ______________

Deliver to the CCO or designee within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

With respect to Section 16 of the Exchange Act, nothing in this report should be construed as an admission that the person making the report has a direct or indirect beneficial ownership interest in the Securities to which the report relates.

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Attachment – Quarterly Reporting Form: New Accounts

For the Quarter Ended: __________________

Name of Broker-Dealer or Bank	Account Title	Account Number	Date Account was Established

I certify that this form fully discloses all Securities accounts opened during the calendar quarter noted above in which I have a beneficial interest. I understand that I am presumed to have a beneficial interest in Securities accounts of immediate family members living in the same household.

Signature:	Print Name: __________________________________ Date: ____________

Deliver to the CCO or designee within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

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Attachment – Letter to a Broker-Dealer

DATE

NAME OF BROKER/CUSTODIAN
ADDRESS
CITY, STATE ZIP

Re:	Account No. ________________________

Account Name

Dear NAME,

As of DATE, please send duplicate monthly account statements for the above named account to:

Behringer Advisors, LLC
Attn: Peter A. Moore, Jr., Chief Compliance Officer
15601 Dallas Parkway
Suite 600
Addison, TX 75001

If you have any questions or concerns, please call me at (469) 341-2387. Thank you for your immediate attention to this matter.

Sincerely,

NAME

cc:	Peter A. Moore, Jr., Chief Compliance Officer

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Attachment – Periodic Holdings Reporting Form: Accounts

Information is current as of:

Name of Broker-Dealer or Bank	Account Title	Account Number

certify that this form fully discloses all of the Securities accounts in which I have a beneficial interest. I understand that I am presumed to have a beneficial interest in Securities accounts of immediate family members living in the same household.

Deliver to the CCO or designee within 10 days of becoming associated with BA, LLC, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

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Attachment – Periodic Holdings Reporting Form: Reportable Securities

Security Name	Ticker or CUSIP (As Applicable)	Type (Common Stock, Bond, etc.)	Number of Shares or Principal Amount (As Applicable)

I certify that this form fully discloses all Reportable Security holdings in which I have a beneficial interest. I understand that I am presumed to have a beneficial interest in Securities holdings of immediate family members living in the same household.

Deliver to the CCO or designee within 10 days of becoming associated with BA, LLC, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

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Attachment – PST Disclosure Log

For each column heading, indicate the type of disclosure and the due date.

QT = Quarterly Transaction	QNA = Quarterly New Accounts	AH = Annual Holdings	AA = Annual Accounts

For each Supervised Person, indicate the date each report was submitted. Upon review, mark reports that may reflect improper behavior with an ‘X.’ Reports that have been reviewed and that did not raise compliance issues should be marked ‘ok.’

Note to the CCO: The first example row reflects John Smith’s Fidelity Account, which he has had since he was hired in April 2006. The initial and annual reports have been reviewed by compliance, but the quarterly reports submitted in April have not. The second row reflects his E-Trade account without any reportable Securities. A cell in the third row is starred, indicating improper behavior (in this case, Ms. Doe was late in submitting her quarterly transaction report). Once you are familiar with the table’s formatting, you can delete this italicized text and the example entries.

	Initial Reports		Ongoing Reports
Supervised Person			Example:	Example:	Example:	Example:
and Account Number	Accounts	Holdings	AH	AA	QT	QNA
			12/31/07	12/31/07	3/31/08	3/31/08
John Smith Fidelity Acct. ABC123	4/15/06 ok	4/15/06 ok	1/18/08 ok	1/20/08 ok	4/14/08	4/13/08
John Smith E-Trade Acct. 222BCB	5/12/05 ok	NA	NA	1/20/08 ok	NA	NA
Jane Doe Schwab Acct. 12345	11/1/07 ok	11/1/07 ok	2/3/08 ok	2/3/08 ok	5/3/08 X	4/28/08 ok

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Attachment – Miscellaneous Reporting Form

Use this form to make disclosures or seek approvals not addressed by other forms in this Manual.

Provide a detailed description of the issue you are disclosing or for which you are seeking approval. To the extent possible, include specific names and dates, as well as any applicable conflicts of interest or regulatory issues.

Submitted by:

Signature	Date

Print Name

Reviewed by:

Signature	Date

Print Name

Describe any necessary follow up:

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